Prospectus	Filed Pursuant to Rule 424(b)(3)
Registration No. 333-11221

THE MARCUS CORPORATION

Dividend Reinvestment and
Associate Stock Purchase Plan

750,000 Shares of Common Stock, $1 Par Value

The Marcus Corporation (the “Company”) is offering to its shareholders and associates and the associates of its subsidiaries and covered affiliates, the opportunity to purchase shares of the Company’s Common Stock, $1 par value (the “Common Stock”), by reinvesting dividends and/or by making optional cash investments pursuant to The Marcus Corporation Dividend Reinvestment and Associate Stock Purchase Plan (the “Plan”). Eligible shareholders under the Plan may reinvest all or a portion of their cash dividends in shares of Common Stock as well as make optional cash investments of $100 or more per investment in Common Stock up to a total of $1,500 per calendar month. Eligible associates under the Plan may make optional cash investments, including payroll deductions, of $10 or more per investment in Common Stock. In addition, dividends on all shares acquired and held in the accounts of participants under the Plan will be automatically reinvested in additional shares of Common Stock. The term “associates” as used herein refers to employees of the Company and its subsidiaries and covered affiliates.

The Common Stock is traded on the New York Stock Exchange under the symbol “MCS.” On June 30, 2015, the last reported sale price of the Common Stock on the New York Stock Exchange was $19.18 per share.

The Plan provides that shares of Common Stock may be purchased for participants from the Company or in the open market or in privately negotiated transactions. The price of newly issued shares purchased from the Company will be the average (computed to three decimal places) of the high and low prices of shares of Common Stock on the New York Stock Exchange on the date of purchase. The price of shares of Common Stock purchased for participants on the open market or in privately negotiated transactions will be the weighted average of the prices paid for such shares. No brokerage commissions, fees or service charges will be incurred by participants in connection with purchases of shares under the Plan (whether from the Company or on the open market or in privately negotiated transactions) or for participating in the Plan. For a detailed summary of the Plan, see “The Plan.”

————————

The Company suggests that this Prospectus be retained for future reference.

————————

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

————————

The date of this Prospectus is July 1, 2015

No person has been authorized to give any information or to make any representations, other than those contained or incorporated by reference in this Prospectus, in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances imply that there has been no change in the affairs of the Company since the date hereof or that the information contained herein or incorporated by reference herein is correct as of any time subsequent to its date.

ii

Available Information

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the “Commission”). Copies of reports, proxy statements and other information filed by the Company are available on the Commission’s web site, which is www.sec.gov, and through a link on the Company’s web site located at www.marcuscorp.com.

The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto referred to herein as the “Registration Statement”) under the Securities Act of 1933 with respect to the Common Stock offered hereby. You may read and copy the Registration Statement and any other document that we file at the SEC’s public reference room at 100 F Street, N.E., Washington D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Copies of the Registration Statement are also available on the Commission’s web site. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information, including information relating to the Company and the Common Stock, reference is hereby made to the Registration Statement and the exhibits filed as a part thereof or incorporated by reference therein, which are available on the Commission’s web site.

Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, where the contract or the document has been filed or incorporated by reference as an exhibit to the Registration Statement, each such statement is qualified in all respects by reference to the applicable document filed with the Commission.

Incorporation of Certain Documents by Reference

The following documents filed by the Company with the Commission under the Exchange Act are incorporated in this Prospectus by reference and made a part hereof:

1.	The Company’s Annual Report on Form 10-K for the fiscal year ended May 29, 2014, which contains audited financial statements for the Company’s fiscal year ended May 29, 2014.

2.	The Company’s Quarterly Reports on Form 10-Q for the three months ended August 28, 2014, November 27, 2014 and February 26, 2015.

3.	The Company’s Current Reports on Form 8-K dated October 1, 2014 and January 6, 2015.

4.	The description of the Common Stock contained in the Company’s Registration Statement on Form 8-A, dated November 18, 1993.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Prospectus and prior to the termination of this offering, shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

1

The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of all of the information that has been incorporated in this Prospectus by reference (other than certain exhibits to documents incorporated by reference). Such requests should be directed to Thomas F. Kissinger, Senior Executive Vice President, General Counsel and Secretary, The Marcus Corporation, 100 East Wisconsin Avenue, Suite 1900, Milwaukee, Wisconsin 53202, telephone: (414) 905-1000.

The Company

The Company is engaged in operating two business segments: movie theatres and hotels and resorts. The Company’s movie theatre operations include owned and/or operated theatres. The Company’s hotel and resort operations include owned and managed full service hotels and full-facility destination resorts.

Use of Proceeds

The Company has no basis for estimating either the number of authorized but unissued shares of Common Stock that will ultimately be sold by the Company pursuant to the Plan or the prices at which such shares will be sold. Any net proceeds received by the Company from the sale of shares under the Plan will be added to the Company’s general funds and used for general corporate purposes. The Company will not receive any proceeds from the sale of shares under the Plan which are acquired on the open market or in privately negotiated transactions.

The Plan

The following is a summary of the provisions of the Plan. This summary is subject to, and qualified by, the complete terms of the Plan to which reference is hereby made. This summary is not part of the legal documents constituting the Plan and does not modify the Plan or serve as a legal interpretation of any of its provisions.

Purpose

The purpose of the Plan is to provide shareholders of record of the Common Stock of the Company and eligible associates of the Company and its subsidiaries and covered affiliates with a simple and convenient method of purchasing shares of Common Stock. Once enrolled in the Plan, eligible shareholders may use cash dividends and/or make optional cash investments to acquire additional shares of Common Stock without incurring purchase fees, such as brokerage commissions or service charges. Eligible associates may use optional cash investments, including payroll deductions, to acquire shares of Common Stock without incurring purchase fees.

Administration of the Plan

Wells Fargo Shareowner Services, a division of Wells Fargo Bank, N.A. (“Wells Fargo”), has been appointed by the Company as its agent to administer the Plan, maintain records, send statements of account to participants and perform other duties relating to the Plan, subject to the direction of the Company. Wells Fargo will hold for safekeeping the shares of Common Stock acquired under the Plan for each participant until termination of participation in the Plan or receipt of a request in writing from a participant for all or part of his or her Plan shares. Shares held by Wells Fargo will be registered in the name of Wells Fargo or one of its nominees, as Plan Administrator for the Plan. The Company acting through its Board of Directors may, at any time and in its sole discretion, appoint a successor administrator of the Plan upon 60 days’ written notice to Wells Fargo.

2

Advantages of Participating in the Plan

Participants in the Plan who are shareholders of record of Common Stock may:

h	Automatically reinvest dividends on all or a portion of their shares of Common Stock held of record in additional shares of Common Stock.

h	Invest additional cash (in amounts of not less than $100 per investment, up to a maximum of $1,500 per calendar month) to purchase additional shares of Common Stock.

Participants in the Plan who are eligible associates may:

h	Invest cash (in amounts of not less than $10 per investment) to purchase additional shares of Common Stock.

h	Establish a periodic investment plan by authorizing automatic after-tax payroll deductions (in amounts of not less than $10 per pay period) to purchase additional shares of Common Stock.

All participants in the Plan will:

h	Have cash dividends on shares credited to their Plan accounts automatically reinvested in additional shares of Common Stock.

h	Participate without incurring fees in connection with purchases of additional shares of Common Stock under the Plan, including brokerage commissions or service charges.

h	Benefit from full investment of funds under the Plan because fractional shares, as well as whole shares, will be credited to their accounts; dividends on such fractional shares, as well as on whole shares, will be reinvested in additional shares.

h	Avoid the need for safekeeping of certificates for shares of Common Stock credited to their accounts under the Plan.

h	Receive periodic statements from Wells Fargo reflecting all current activity in their Plan account, thereby affording participants simplified recordkeeping.

Participation by Shareholders of Record

Eligibility. Any shareholder who has shares of Common Stock registered in his or her own name on the books of the Company is eligible to participate in the Plan. (Shareholders owning Class B Common Stock will not, solely as a result of such ownership, be eligible to participate in the Plan.) A beneficial owner of Common Stock, whose shares are registered in the name of another (e.g., in a broker’s “street name” or in the name of a bank nominee or trustee) and who desires to participate in the Plan, must either make appropriate arrangements with the record holder to participate on behalf of the beneficial owner or must become a shareholder of record by having part or all of such shares transferred into his or her own name. Shares held by an individual in the Company’s Pension Plus Plan are not registered in the name of the individual and are not eligible for participation in the Plan.

3

Participation by shareholders of record of Common Stock in the Plan is completely voluntary. Shareholders who do not elect to participate in the Plan will continue to receive their cash dividends if, when and as declared by the Board of Directors of the Company. On April 10, 1996, the Company publicly announced that its Board of Directors intended to commence the quarterly payment of dividends, subject to future authorization and declaration by the Board of Directors in each case. Prior to such announcement, since 1984 the Company had paid annual cash dividends to its shareholders. Payment of cash dividends in the future by the Company will depend on its future earnings, financial requirements and other factors. There can be no assurance that the Company will continue to pay cash dividends or pay cash dividends at the same rates or in the same amounts as in prior years.

Investment Options. An eligible shareholder of record of Common Stock may elect to participate in the Plan through the following dividend reinvestment and/or optional cash investment options:

Full Dividend Reinvestment – All cash dividends payable on shares held in the Plan, along with any shares held in physical certificate form or through book-entry Direct Registration Shares (“DRS”) will be used to purchase additional shares. The participant will not receive cash dividends from the Company; instead, all dividends will be reinvested. Whole and fractional shares will be allocated to the participant’s Plan account.

Partial Dividend Reinvestment – A participant may elect to reinvest a portion of the dividend and receive the remainder in cash. The partial elected to reinvestment will be applied to the total shares held in the Plan, along with any shares held in physical certificate form or held through book entry DRS. The cash portion of dividends will be sent by check unless the participant has elected to have those dividends deposited directly into a designated bank account.

Cash Dividends – All dividends payable to the participant will be paid in cash. This includes the dividends payable on all shares held in the Plan, any shares held in physical certificate form or held through book entry DRS. The participant’s dividend payment will be sent by check unless the participant has elected to have those dividends deposited directly into a designated bank account. For electronic direct deposit of any dividend funds, contact the Plan Administrator to request a Direct Deposit of Dividends Authorization card, which we refer to as an Authorization Card in this Prospectus. The participant should include a voided check or deposit slip from the bank account for which to set up direct deposit. If the shares are jointly owned, all owners must sign the form.

Optional Cash Investments – A participant may make optional cash investments to purchase additional shares of Common Stock with any of the above options. A non-associate must first be a shareholder of record before being allowed to make optional cash investments.

All shares acquired by a shareholder through dividend reinvestment and optional cash investments will be credited to the participant’s account under the Plan. Cash dividends on shares (including any fractional share interest) of Common Stock held in the participant’s account under the Plan will be reinvested in additional shares of Common Stock in accordance with the investment options described above.

Enrollment. An eligible shareholder may join the Plan at any time by properly completing and signing an Authorization Card and sending it to Wells Fargo. If the shares of Common Stock are registered in more than one name (e.g., joint tenants or trustees), all registered holders must sign. A shareholder participant may obtain an Authorization Card online, by telephone or by writing to Wells Fargo.

4

The reinvestment of a shareholder participant’s dividends will begin with the dividend payment date immediately following the date on which a signed and properly completed Authorization Card specifying reinvestment of dividends is received by Wells Fargo, provided that the Authorization Card is received by Wells Fargo at least two business days before the record date for a dividend payment. If the Authorization Card is received by Wells Fargo after that time, the reinvestment of dividends will begin with the next cash dividend payment and will be completed no later than 30 trading days following the dividend payment date. Dividend payment dates in the future for the Common Stock are expected to be on or about the 15th day of February, May, August and November (or the closest business day thereto if such dividend payment date is not a business day). Each corresponding record date is expected to be 21 days in advance of such dividend payment date. There can be no assurance that these dates will not change or that the Company will continue paying quarterly cash dividends.

Each shareholder participant is fully responsible for the proper completion and timely delivery to Wells Fargo of his or her Authorization Card. Neither Wells Fargo nor the Company may be held responsible for Authorization Cards which are not properly completed or timely delivered.

Participation in the Plan by an eligible shareholder making optional cash investments is described below under “Optional Cash Investments.”

Change of Investment Option. A shareholder participant may change his or her investment option at any time by obtaining and properly completing a new Authorization Card and sending it to Wells Fargo. With respect to the reinvestment of dividends, the new Authorization Card must be received by Wells Fargo at least two business days before the record date for a dividend payment in order to be effective for such payment.

Participation by Associates

Eligibility. Any full-time or part-time associate of the Company or any of its subsidiaries or covered affiliates is eligible to participate in the Plan if he or she: (i) is at least 21 years of age; (ii) has completed at least 90 days of continuous service with the Company or a subsidiary or a covered affiliate; and (iii) is not covered under a collective bargaining agreement or is covered under a collective bargaining agreement which specifically provides for the associate’s participation in the Plan. Associates need not be shareholders of record to participate in the Plan. Participation by associates in the Plan is completely voluntary and is subject to compliance with the Company’s policies relating to insider trading and similar matters as such policies may be in effect from time to time.

Investment Options. An eligible associate may participate in the Plan by making optional cash payments directly to Wells Fargo or by authorizing the Company to automatically deduct a specified amount from each of the associate’s payroll checks and then promptly forwarding such deducted amounts to Wells Fargo for investment in Common Stock. All such payroll deductions will be made with after-tax dollars. For a discussion of the procedures for making optional cash investments, see “Optional Cash Investments” below.

All shares acquired by an associate through optional cash investments will be credited to the associate’s account under the Plan. Cash dividends on shares (including fractional shares) of Common Stock held in the associate participant’s account under the Plan will be automatically reinvested in additional shares of Common Stock. An associate may not choose to have dividends reinvested on only a partial number of shares held in his or her associate’s account.

5

An associate who is also a shareholder of record of Common Stock may also elect to participate in the Plan through one of the dividend reinvestment options as described above under “Participation by Shareholders of Record.” An associate participating through such a dividend reinvestment option may choose to have dividends reinvested on only a partial number of the shares held in his or her shareholder’s account.

Enrollment. An eligible associate may join the Plan at any time by properly completing and signing an Authorization Card and sending it to Wells Fargo or, if the associate desires to elect the optional cash investment using payroll deductions, by properly completing and signing an authorization form, referred to in this Prospectus as an Associate Authorization Form, and providing it to the Company. Each associate participant is fully responsible for the proper completion and timely delivery to Wells Fargo of his or her Authorization Card or to the Company of his or her Associate Authorization Form. Neither Wells Fargo nor the Company may be held responsible for Authorization Cards or Associate Authorization Forms, as applicable, which are not properly completed or timely delivered.

Associate Participants Who Leave the Company. Termination of employment does not automatically terminate participation in the Plan. Dividends on all shares held under the Plan for the account of an associate participant who leaves the Company, its subsidiary or covered affiliate will continue to be reinvested until the participant withdraws from the Plan. Optional cash investments may continue to be made by such a participant so long as there are shares credited to his or her account under the Plan. If such a participant elects to make optional cash investments then such investments shall be subject to the limitations described above under “Participation by Shareholders of Record.”

Optional Cash Investments

How the Cash Investment Option Works. An initial optional cash investment may be made by an eligible shareholder or an eligible associate when enrolling in the Plan by sending a check (payable to Wells Fargo Shareowner Services) to Wells Fargo with a properly completed and signed Authorization Card. Once enrolled, the participant may use the Transaction Request Form attached to any statement of account supplied by Wells Fargo to make additional optional cash investments. Optional cash investments, if made by participants in such manner, need not be in the same amount each time and such investments need not be made on a regular basis.

Checks – To make an investment by mail, payments must be in U.S. dollars and drawn on a U.S. or Canadian financial institution. Cash, money orders, traveler’s checks and third party checks are not accepted.

Automatic Investments — A participant may setup a one-time or monthly automatic withdrawal from a designated bank account. The request may be submitted online, by telephone or by sending an Authorization Card by mail (see “Contact Information”). Requests are processed and become effective as promptly as administratively possible. Once the automatic withdrawal is initiated, funds will be debited from the participant’s designated bank account on or about the 9th of each month and will be invested in the Company’s Common Stock on the next investment date. Changes or a discontinuation of automatic withdrawals can be made online, by telephone or by using the Transaction Request Form attached to the participant’s statement. To be effective with respect to a particular investment date, a change request must be received by the Plan Administrator at least 15 trading days prior to the investment date.

6

Eligible associates may also authorize the Company to automatically deduct a fixed amount from each of their payroll checks to purchase Common Stock. All such deductions will be made with after-tax dollars. To participate through payroll deductions, an associate participant must properly complete, sign and return to the Company an Associate Authorization Form and indicate on such form that he or she desires to have the specified amount (no less than $10) deducted from each of his or her payroll checks. Each associate participant is fully responsible for the proper completion and timely delivery to the Company of his or her Associate Authorization Form. Neither Wells Fargo nor the Company may be held responsible for Associate Authorization Forms which are not properly completed or timely delivered. Automatic deductions will be made, starting as soon as practicable after the Associate Authorization Form is received by the Company, in the specified fixed amount from each of the associate participant’s payroll checks and will be forwarded promptly by the Company to Wells Fargo to allow for investment in the Common Stock. Neither Wells Fargo nor the Company may be held responsible for administrative delays in effecting payroll deductions and their subsequent investment. An associate participant may change the amount of automatic payroll deduction by obtaining and properly completing and signing a new Associate Authorization Form and returning it to the Company. Any such change will be effective as soon as practicable after the Company receives a properly completed and signed new Associate Authorization Form. An associate participant may likewise discontinue the automatic payroll deductions by notifying the Company in writing. Wells Fargo will continue to reinvest dividends on shares in the participant’s Plan account until the participant withdraws from the Plan. See “Withdrawal from the Plan.”

Optional cash investments received from participants or automatically deducted from associate participants’ payroll, will be applied by Wells Fargo to the purchase of additional shares of Common Stock as of the Investment Date (as such term is defined under “Purchase of Shares” below) following the receipt of such payments, except as otherwise provided herein. To be reinvested on the next Investment Date, optional cash investments must be received by Wells Fargo no later than the business day prior to the Investment Date. Any optional cash received thereafter will be held by Wells Fargo and invested on the next succeeding Investment Date. NO INTEREST WILL BE PAID BY THE COMPANY OR WELLS FARGO ON OPTIONAL CASH INVESTMENTS. THEREFORE, OPTIONAL CASH INVESTMENTS WHICH ARE MAILED TO WELLS FARGO SHOULD BE SENT SO AS TO REACH WELLS FARGO SHORTLY BEFORE THE DEADLINE. PARTICIPANTS SHOULD ALLOW ADEQUATE TIME FOR MAILING. PARTICIPANTS WHO MAIL PAYMENTS TO WELLS FARGO ARE RESPONSIBLE FOR PROPER COMPLETION AND TIMELY DELIVERY.

During the period that an optional cash investment is pending, the Plan Administrator may invest the collected funds in its possession in certain Permitted Investments. For purposes of this Plan, “Permitted Investments” means any money market mutual funds registered under the Investment Company Act (including those of an affiliate of the Plan Administrator or for which the Plan Administrator or any of its affiliates provides management advisory or other services) consisting entirely of (i) direct obligations of the United States of America; or (ii) obligations fully guaranteed by the United States of America. The risk of any loss from such Permitted Investments will be the responsibility of the Plan Administrator. Investment income from such Permitted Investments will be retained by the Plan Administrator.

Limitations on Amounts of Optional Investments by Shareholders. Each optional cash investment by a non-associate shareholder participant must be at least $100 per investment and may not exceed $1,500 per calendar month. Each optional cash investment by an associate participant must be at least $10 per investment, with no maximum limitation. All amounts received by Wells Fargo for investment under the Plan must be denominated in United States dollars and drawn on a United States or Canadian financial institution.

7

In the case of a nominee who holds Common Stock for more than one beneficial owner, optional cash investments of more than $1,500 per calendar month may be made, provided such nominee certifies to Wells Fargo and the Company, accompanied by such documentation as the Company may require, that each beneficial owner is not making optional cash investments in excess of the per investment maximum.

Return of Uninvested Optional Cash Payments. A participant may, without terminating participation in the Plan, obtain the return (without interest) of any uninvested optional cash upon written request received by Wells Fargo at least two business days prior to the applicable Investment Date; provided that it is verified that good funds were originally received by Wells Fargo. If any optional cash investment is returned for any reason, the Plan Administrator will remove from the participant’s account any shares of Common Stock purchased with such funds, and will sell these shares. The Plan Administrator may also sell additional shares of Common Stock in the account to recover a returned funds fee for each optional cash investment returned unpaid for any reason, and may sell additional shares of Common Stock as necessary to cover any market loss incurred by the Plan Administrator.

Costs and Expenses

All costs and expenses associated with the operation of the Plan, including service charges, will be paid by the Company. However, a participant who instructs Wells Fargo to sell any Common Stock then held in the Plan for his or her account will be responsible for his or her pro rata share of applicable brokerage commissions relating to such sale, plus any service fees. A participant will also be responsible to pay other fees, as specified below.

Investment Summary and Fees

Summary

Minimum Cash Investments
Minimum one-time optional cash purchase	$100.00
Minimum recurring automatic investments	$100.00
Minimum employee payroll deduction	$10.00
Maximum Cash Investments
Maximum monthly investment	$1,500.00
Dividend Reinvestment Options
Reinvest options	Full, Partial, None

Fees

Investment Fees
Dividend reinvestment	Company Paid
Check investment	Company Paid
One-time automatic investment	Company Paid
Recurring automatic investment	Company Paid
Employee payroll deduction	Company Paid
Dividend purchase trading commission per share	Company Paid
Optional cash purchase trading commission per share	Company Paid

8

Sales Fees
Batch order	$15.00 per Transaction
Market order	$25.00
Limit order per transaction (Day/GTD/GTC)	$30.00
Stop order	$30.00
Sale trading commission per share	$0.12
Direct deposit of sale proceeds	$5.00 per Transaction
Other Fees
Certificate issuance	Company Paid
Certificate deposit	Company Paid
Returned check / Rejected automatic bank withdrawals	$35.00 per item
Prior year duplicate statements	$15.00 per year

Purchase of Shares

Reinvested Common Stock dividends, optional cash investments and proceeds (which will be treated as optional cash investments) from the sale or redemption of Common Stock subscription or other rights, if any, received by Wells Fargo on behalf of participants will be used to acquire either outstanding Common Stock, or authorized and previously unissued Common Stock from the Company, provided that the Company is then willing to sell additional stock. In making purchases for a participant’s account, Wells Fargo will combine the participant’s funds with those of other participants. It is understood that governmental regulations may require the temporary curtailment or suspension of purchases of Common Stock under the Plan. No interest will be paid on funds held by Wells Fargo pending investment under the Plan.

Purchases of Common Stock under the Plan will be made on or as soon as practicable after the following applicable “Investment Dates”:

(a)       Each Common Stock cash dividend payment date is an Investment Date for the reinvestment of cash dividends.

(b)       The 15th day of each month (or the next closest business day if the 15th is not a business day) is an Investment Date for the investment of optional cash by participants and no later than 35 trading days, except where postponement is necessary to comply with the rules and regulations of the Securities and Exchange Commission.

The number of shares of Common Stock to be purchased for a participant under the Plan depends on the purchase price of Common Stock on the applicable Investment Date and on the amount of the participant’s cash dividends and optional cash to be invested. A participant’s account will be credited with that number of shares of Common Stock (including any fractional share interest, computed to three decimal places) equal to the total amount to be invested divided by the applicable purchase price per share.

9

Share Purchase Prices

If shares of Common Stock are purchased under the Plan for participant from the Company (including as newly-issued shares), then the purchase price of the shares will be the average (computed to three decimal places) of the high and low prices of shares of Common Stock on the New York Stock Exchange on the applicable Investment Date. If no trading occurs on the New York Stock Exchange in the Common Stock on the applicable Investment Date, the price will be determined with reference to the next preceding date on which the Common Stock was traded on the New York Stock Exchange. If shares of Common Stock are purchased under the Plan for participants on the open market or in privately negotiated transactions, then the purchase price of the shares will be the weighted average of the prices paid for such shares on the date the shares are purchased. If shares are purchased on the open market or in privately negotiated transactions on more than one date, a weighted average of such averages will be used. In the event that a purchase under the Plan is made both in newly-issued and previously-issued shares, the shares purchased will be allocated proportionately among the accounts of all participants for whom funds are being invested at that time.

Reports to Participants

Wells Fargo will maintain an account for each participant. All shares of Common Stock (including any fractional shares, computed to three decimal places) purchased for a participant under the Plan will be credited to his or her account. Each participant in the Plan will receive a quarterly statement of his or her account from Wells Fargo as soon as practicable following each dividend payment date. Wells Fargo will also furnish a participant with an account statement as soon as practicable following the investment of any optional cash (other than through payroll deductions).

If desired (as indicated on the participant’s Authorization Card or Associate Authorization Form), each participant may with respect to his or her Plan shares receive copies of quarterly reports and certain other communications generally sent by the Company to holders of Common Stock. Each participant will receive copies of the Company’s Annual Report and Notice of Annual Meeting and Proxy Statement. Information needed for reporting dividend income for federal income tax purposes will be provided to each participant in the Plan over the prior calendar year.

The participant may elect to have their statements and other information sent to them automatically by initiating eDelivery through shareowneronline.com.

Sale of Shares

Sales are usually made through an affiliated broker, who will receive brokerage commissions. Typically, the shares are sold through the exchange on which the common shares of the Company are traded. Depending on the number of shares of Common Stock to be sold and current trading volume, sale transactions may be completed in multiple transactions and over the course of more than one day. All sales are subject to market conditions, system availability, restrictions and other factors. The actual sale date, time or price received for any shares sold through the Plan cannot be guaranteed.

Participants may instruct the Plan Administrator to sell shares under the Plan through a Batch Order, Market Order, Day Limit Order, Good-‘Til-Date/Canceled Limit Order or Stop Order.

Batch Order (online, telephone, mail) – The Plan Administrator will combine each request to sell through the Plan with other Plan participant sale requests for a Batch Order. Shares are then periodically submitted in bulk to a broker for sale on the open market. Shares will be sold no later than five business days (except where deferral is necessary under state or federal regulations). Bulk sales may be executed in multiple transactions and over more than one day depending on the number of shares being sold and current trading volumes. Once entered, a Batch Order request cannot be canceled.

10

Market Order (online or telephone) – The participant’s request to sell shares in a Market Order will be at the prevailing market price when the trade is executed. If such an order is placed during market hours, the Plan Administrator will promptly submit the shares to a broker for sale on the open market. Once entered, a Market Order request cannot be canceled. Sales requests submitted near the close of the market may be executed on the next trading day, along with other requests received after market close.

Day Limit Order (online or telephone) – The participant’s request to sell shares in a Day Limit Order will be promptly submitted by the Plan Administrator to a broker. The broker will execute as a Market Order when and if the stock reaches, or exceeds the specified price on the day the order was placed (for orders placed outside of market hours, the next trading day). The order is automatically canceled if the price is not met by the end of that trading day. Depending on the number of shares being sold and current trading volumes, the order may only be partially filled and the remainder of the order canceled. Once entered, a Day Limit Order request cannot be canceled by the participant.

Good-‘Til-Date/Canceled (GTD/GTC) Limit Order (online or telephone) – A GTD/GTC Limit Order request will be promptly submitted by the Plan Administrator to a broker. The broker will execute as a Market Order when and if the stock reaches, or exceeds the specified price at any time while the order remains open (up to the date requested or 90 days for GTC). Depending on the number of shares being sold and current trading volumes, sales may be executed in multiple transactions and may be traded on more than one day. The order or any unexecuted portion will be automatically canceled if the price is not met by the end of the order period. The order may also be canceled by the applicable stock exchange or the participant.

Stop Order (online or telephone) – The Plan Administrator will promptly submit a participant’s request to sell shares in a Stop Order to a broker. A sale will be executed when the stock reaches a specified price, at which time the Stop Order becomes a Market Order and the sale will be at the prevailing market price when the trade is executed. The price specified in the order must be below the current market price (generally used to limit a market loss).

Sales proceeds will be net of any fees to be paid by the participant (see “Investment Fees” for details). The Plan Administrator will deduct any fees or applicable tax withholding from the sale proceeds. Sales processed on accounts without a valid Form W-9 for U.S. citizens or Form W-8BEN for non-U.S. citizens will be subject to Federal Backup Withholding. This tax can be avoided by furnishing the appropriate and valid form prior to the sale.

A check for the proceeds of the sale of shares (in U.S. dollars), less applicable taxes and fees, will generally be mailed by first class mail four business days after trade date. If a participant submits a request to sell all or part of the Plan shares, and the participant requests net proceeds to be automatically deposited to a checking or savings account, the participant must provide a voided blank check for a checking account or blank savings deposit slip for a savings account. If the participant is unable to provide a voided check or deposit slip, the participant’s written request must have the participant’s signature(s) medallion guaranteed by an eligible financial institution for direct deposit. Requests for automatic deposit of sale proceeds that do not provide the required documentation will not be processed and a check for the net proceeds will be issued.

A participant who wishes to sell shares currently held in certificate form may send them in for deposit to the Plan Administrator and then proceed with the sale. To sell shares through a broker of their choice, the participant may request the broker to transfer shares electronically from the Plan account to their brokerage account. Alternatively, a stock certificate can be requested that the participant can deliver to their broker.

11

The Company’s share price may fluctuate between the time the sale request is received and the time the sale is completed on the open market. The Plan Administrator shall not be liable for any claim arising out of failure to sell on a certain date or at a specific price. Neither the Plan Administrator nor any of its affiliates will provide any investment recommendations or investment advice with respect to transactions made through the Plan. This risk should be evaluated by the participant and is a risk that is borne solely by the participant.

The Company’s insider trading policy provides that the participant may not trade in the Company’s common stock if in possession of material, non-public information about the Company. Share sales by employees, Affiliates and Section 16 officers must be made in compliance with the Company’s insider trading policy.

Withdrawal from the Plan

Timing and Effect of Withdrawal. A participant may withdraw from the Plan at any time by notifying Wells Fargo in writing. A participant will be deemed to have withdrawn from the Plan upon Wells Fargo receiving notice in writing of the participant’s death. Termination of participation in the Plan by a shareholder of record will immediately stop all reinvestment of the participant’s dividends if the properly completed and signed notice of withdrawal is received by Wells Fargo not later than one business day prior to the record date for the next dividend payment. Investment of optional cash will stop immediately if notification of withdrawal from the Plan is received by Wells Fargo at least two business days prior to the applicable Investment Date. The entire amount of any optional cash received for which investment has been stopped by termination of participation in the Plan will be refunded to the participant. In addition to the foregoing, Wells Fargo may terminate any account by written notice to the participant and the Company.

Sale of Shares or Issuance of Certificates upon Withdrawal from the Plan. Upon termination of a participant’s account, the participant (or his or her personal representative or other authorized agent) may elect to receive either stock or cash for all the full shares in the participant’s account. If the participant’s account with Wells Fargo is terminated and the participant (or his or her personal representative or other authorized agent) elects to have the participant’s shares in the Plan sold, Wells Fargo will make such sale and send to the participant (or his or her personal representative or other authorized agent) the proceeds less any applicable commissions and any service fees. Sales requests may be accumulated by Wells Fargo, but no sales transactions will be delayed (except to the extent otherwise required by law). If funds are available, such shares may be purchased by Wells Fargo for investment under the Plan at their current market value (determined in the same manner as the price of newly-issued shares is determined) as of the date of such sale to Wells Fargo. If a participant does not make an election within a reasonable time after termination, the participant’s Plan shares will be moved to book-entry DRS form until the Plan Administrator receives further instructions from the participant. In any event, any fractional interest in a share will be converted to cash at the market value as of the date of the sale thereof (determined in the same manner as the price of newly-issued shares is determined).

Rejoining the Plan. Any eligible shareholder of record or eligible associate may rejoin the Plan at any time by completing a new Authorization Card, or with respect to an eligible associate, a new Associate Authorization Form. However, the Company or Wells Fargo may reject any such Authorization Card or Associate Authorization Form from a previous participant on grounds of excessive termination and rejoining.

12

Certificates for Shares

Shares Held by Wells Fargo. Certificates for shares of Common Stock purchased under the Plan will not be issued to a participant unless specifically requested in writing by the participant. The number of shares credited to a participant’s account under the Plan will be shown on each account statement mailed to the participant. While in the custody of Wells Fargo, shares of Common Stock purchased under the Plan will be registered in the name of Wells Fargo or one of its nominees. This convenience protects against loss, theft or destruction of stock certificates.

At any time a participant may, without terminating participation in the Plan, request in writing that Wells Fargo issue a certificate for all or part of the whole shares credited to his or her Plan account. Any remaining whole shares and fractional share interest will continue to be credited to the participant’s account. A participant must request issuance of a certificate for any shares of Common Stock purchased under the Plan which he or she desires to sell, pledge or transfer.

Certificates for fractional share interests will not be issued under any circumstances.

Name in Which Certificates will be Issued. Shareholder participants’ accounts under the Plan will be maintained in the names in which certificates for shares of Common Stock of such participants are registered at the time they enter the Plan. The account of an associate participating in the Plan will be maintained in his or her own name. An associate may not establish an account or interest therein for other persons. Certificates for whole shares, when issued, will be registered in the names in which accounts under the Plan are maintained.

Should a participant want his or her shares registered in any other name upon the withdrawal of the shares from the Plan, the participant must so indicate in his or her request to Wells Fargo and comply with all appropriate transfer requirements. In the event of such a request, the participant will be responsible for any transfer taxes that may be due and for compliance with any applicable transfer restrictions.

No Transfer of Shares Held in Plan; No Right to Draw Against Account. Shares of Common Stock credited to the account of a participant under the Plan may not be assigned, pledged as collateral or otherwise transferred. A participant who wishes to assign, pledge or otherwise transfer such shares must execute and deliver to Wells Fargo a request (with signature guaranteed if the certificate will be registered in other than the participant’s name) that a certificate for such shares be issued in his or her name. In addition, participants will not have the right to draw checks or drafts against their accounts under the Plan.

General Information

Sale or Transfer of Registered Shares. If a participant disposes of all the shares of Common Stock registered in his or her name, but retains shares in the Plan, Wells Fargo will continue to reinvest the cash dividends on shares in the Plan, subject to a participant’s right to withdraw from the Plan at any time.

If a shareholder participant who has selected the partial dividend reinvestment option disposes of a portion of the shares registered in his or her name, to the extent that such participant has registered in his or her name fewer shares than the number of shares designated as participating in the Plan, dividends on all shares remaining in the name of the participant will be reinvested under the Plan. If such participant subsequently acquires additional shares registered in his or her name, such additional shares shall be deemed to participate in the Plan until the number of shares equals the number of shares designated as participating in the Plan on the participant’s then current Authorization Card.

13

Stock Dividends and Issuance of Rights. Any shares distributed pursuant to stock dividends or stock splits effected by the Company on shares held by Wells Fargo for a participant will be credited to such participant’s account. In the event that the Company makes available to the holders of its Common Stock subscription or other rights to purchase additional shares of Common Stock or other securities, Wells Fargo will (if and when such rights trade independently) sell the rights accruing to all shares held by Wells Fargo for the participants and will apply the net proceeds of such sale to the purchase of additional shares of Common Stock. The Company will notify each participant in advance of any such offer. If the participant does not want Wells Fargo to sell his or her rights and invest the proceeds, it will be necessary for such participant to transfer all full shares held under the Plan to his or her own name by a given date. This will permit the participant to exercise, transfer or sell the rights on such shares. In the event that rights issued by the Company are redeemed prior to the date that such rights trade independently, Wells Fargo will invest the resultant funds in additional shares of Common Stock.

Voting of Shares Held in Plan. If a participant is a record holder of shares of Common Stock, the participant will be sent a proxy card (together with applicable proxy solicitation materials) or a notice of availability of proxy materials in connection with any annual or special meeting of shareholders. The proxy provided to the participant will apply to all shares registered in the participant’s name and to all whole shares credited to the participant’s account under the Plan. If the participant is not a record holder of shares of Common Stock, the participant will receive a voting instruction form or proxy card (together with applicable proxy solicitation materials), or a notice of availability of proxy materials, if applicable, on which to indicate how the shares held by Wells Fargo in the participant’s Plan account are to be voted. Fractional shares may not be voted.

A proxy card or voting instruction form that is properly signed and returned will be voted in the manner directed therein. If the proxy card or voting instruction form is properly signed and returned but no voting instructions are given with respect to any or all items on the card or form, all of the participant’s shares of Common Stock covered by such proxy card or form will be voted in accordance with the recommendations of the Company’s management or Board of Directors. If the card or form is not returned or is returned unsigned, the participant’s shares will not be voted.

Duties and Responsibilities of the Company and Wells Fargo. Other than for willful misconduct, neither the Company nor Wells Fargo nor its nominees will have any responsibility for any action taken or omitted pursuant to the Plan, nor will they have any duties, responsibilities or liabilities except as expressly set forth in the Plan. Other than for willful misconduct, the Company and Wells Fargo will not be liable under the Plan for any act or for any omission to act, including without limitation, any claims of liability (a) with respect to the time or prices at which shares are purchased or sold for a participant’s account, or any inability to purchase or sell shares; (b) for any fluctuation in the market value after purchase or sale of shares; (c) any administrative delay in effecting payroll deductions; (d) delays resulting from the improper completion or delivery of Authorization Cards or Associate Authorization Forms, changes thereto or withdrawal requests; or (e) arising out of a failure to terminate a participant’s account upon such participant’s death prior to receipt of notice in writing of such death.

Amendment and Termination of the Plan. The Company reserves the right to suspend, modify or terminate the Plan at any time. All participants will be notified of any suspension, termination or significant modification of the Plan within a reasonable time prior to such change.

Federal Income Tax Considerations

The following summary sets forth the general federal income tax consequences for an individual participating in the Plan and holding shares of Common Stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended. This discussion is not, however, intended to be an exhaustive treatment of such tax considerations. Future legislative changes or changes in administrative or judicial interpretations, some or all of which may be retroactive, could significantly alter the tax treatment discussed herein. Accordingly, and because tax consequences may differ among participants in the Plan, each participant is urged to consult his or her own tax advisor to determine the particular tax consequences (including state income tax consequences) that may result from participation in and the subsequent disposal of shares purchased under the Plan.

14

General Considerations

In general, participants reinvesting dividends under the Plan have the same federal income tax consequences with respect to their dividends as do shareholders who are not participants in the Plan. On the dividend payment date, participants will receive a taxable dividend equal to the cash dividend reinvested, to the extent the Company has earnings and profits. This treatment applies with respect to both the shares of Common Stock held of record by such participants and such participants’ Plan account shares and even though the dividend amount is not actually received in cash but is instead applied to the purchase of shares of Common Stock under the Plan. If shares are purchased on the open market or in a privately negotiated transaction, each participant’s share of brokerage fees, if any, paid by the Company will also be taxed as an additional dividend to that participant, to the extent the Company has earnings and profits.

Shares or any fraction thereof of Common Stock purchased on the open market or in a privately negotiated transaction with reinvested dividends will have a tax basis equal to the amount paid therefor, increased by any brokerage fees treated as a dividend to the participant. Shares or any fraction thereof of Common Stock purchased from the Company with reinvested dividends will have a tax basis equal to the amount of the dividend. Whether purchased on the open market or in a privately negotiated transaction or from the Company, the shares or any fraction thereof will have a holding period beginning on the day following the purchase date.

Participants that make optional cash investments under the Plan will be deemed to have received an additional taxable dividend in the amount of the participant’s pro rata share of the brokerage commissions, if any, paid by the Company on the shares acquired under the Plan, to the extent the Company has earnings and profits. Such brokerage commissions may only be incurred on the purchase of Common Stock in the open market or in privately negotiated transactions. Shares or any fraction thereof purchased with optional cash investments will have a tax basis equal to the amount of such payments increased by the amount of brokerage fees, if any, treated as a taxable dividend to the participant with respect to those shares or fraction thereof. The holding period for such shares or fraction thereof will begin on the day following the purchase date.

Participants should not be treated as receiving an additional taxable distribution relating to their pro rata share of Wells Fargo’s fees or other costs of administering the Plan, all of which will be paid by the Company. However, there can be no assurance that the Internal Revenue Service (“IRS”) will concur with this position. The Company has no present plans to seek formal advice from the IRS on this issue.

Participants will not recognize taxable income when they receive certificates for whole shares credited to their account, either upon their request for such certificates or upon withdrawal from or termination of the Plan. However, participants will generally recognize gain or loss when whole shares acquired under the Plan are sold or exchanged either through the Plan at their request or by the participants after withdrawal from or termination of the Plan. Participants will also generally recognize gain or loss when they receive cash payments for fractional shares credited to their account upon withdrawal from or termination of the Plan. The amount of gain or loss will be the difference between the amount a participant receives for his or her whole shares or fractional shares and the tax basis for such shares. Generally, the gain or loss will be a capital gain or loss, long-term or short-term depending on the holding period. Currently, net long-term capital gains of certain taxpayers are taxed at lower rates than other items of taxable income.

15

The tax basis of shares of Common Stock acquired under the Plan will be reported by the Plan Administrator in accordance with the current Treasury Regulations. The Plan Administrator intends to use the first-in, first-out (FIFO) method for determining the tax basis of any shares sold in the absence of a participant’s written designation to the Plan Administrator to use the specific identification method. Account statements, which contain a detailed record of a participant’s purchases and sales, should be retained for tax purposes to assist with determining tax basis.

Participants who have taxable income over a certain threshold amount are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which includes dividends and gain from the sale or disposition of Common Stock. Participants are urged to consult their tax advisors regarding the application of the additional 3.8% tax to their particular tax situation.

Purchases of shares of Common Stock through payroll deductions by participants who are eligible associates of the Company or its subsidiaries will be made on an after-tax basis (i.e., after all appropriate payroll tax and other deductions have been made).

Information Reporting and Backup Withholding

Participants may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 28%) on payments of dividends and gross proceeds from disposition of shares of Common Stock. Backup withholding generally applies only if the participant:

h	fails to furnish its social security or other taxpayer identification number within a reasonable time after a request for such information;

h	furnishes an incorrect taxpayer identification number;

h	fails to report interest or dividends properly; or

h	fails, under certain circumstances, to provide a certified statement, signed under penalties of perjury, that the taxpayer identification number provided is its correct number and that the participant is not subject to backup withholding.

Certain persons are exempt from backup withholding, including corporations and financial institutions. Exempt recipients that are not subject to backup withholding and do not provide an IRS Form W-9 may nonetheless be treated as foreign payees subject to withholding under “FATCA”, and may be withheld upon at the 30% rate discussed below under “Foreign Account Tax Compliance Act.”

Participants who are not United States citizens or residents will need to be provide a valid Form W-8BEN and may be subject to withholding on all payments reportable on an IRS Form 1099 or Form 1042-S, as applicable, at the current backup withholding rate of 28% or the normal withholding rate of 30% (or lesser tax treaty rate if applicable), respectively. Effective for accounts opened on or after January 1, 2015, participants that are not individuals who do not provide either a type of Form W-8 (for foreign entities, a Form W-8BEN-E, W-8EXP, W-8ECI or W-8IMY) or Form W-9 (for U.S. entities), will be subject to withholding at a 30% rate as discussed below under “Foreign Account Tax Compliance Act.” In particular, foreign entities should consult with their internal tax advisors or counsel as to which type of Form W-8 they should provide based on their status under Chapters 3 and 4 of the Internal Revenue Code.

16

The Plan Administrator will file annually with the IRS, and to participants to whom the Plan Administrator is required to furnish such information, information relating to the amount of dividends and gross proceeds and the amount of withholding, if any. Copies of these information returns also may be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the non-U.S. participant resides.

Backup and other withholding is not an additional tax. Any amount withheld from a payment to a participant under the backup withholding rules is allowable as a credit against such participant’s U.S. federal income tax liability and may entitle such participant to a refund provided such participant timely furnishes the required information to the IRS.

If a participant is subject to withholding, the tax required to be withheld will be deducted from the amount of cash dividends reinvested. Since such withholding tax applies also to a dividend on shares credited to the participant’s Plan account, only the net dividend on such shares will be applied to the purchase of additional shares of Common Stock. Regular statements sent to such participants will indicate the amount of tax withheld. Likewise, participants selling shares through the Plan who are subject to backup or other withholding will receive only the net cash proceeds from such sale as required by the Internal Revenue Code and the regulations thereunder. The Company cannot refund amounts withheld. Participants should consult their tax advisors as to their qualification for exemption from backup and other withholding, reduced rates of withholding under applicable tax treaties, and the procedures for obtaining and applicable exemption or reduced rate of withholding.

Foreign Account Tax Compliance Act

Provisions of the Hiring Incentives to Restore Employment Act regarding foreign account U.S. tax compliance, known as the “Foreign Account Tax Compliance Act” or “FATCA,” impose a U.S. federal withholding tax of 30% on certain types of payments made after December 31, 2012 to “foreign financial institutions” (including non-U.S. investment funds) and certain other “non-financial foreign entities” (each as defined in the Internal Revenue Code), including where such foreign financial institutions or non-financial foreign entities are acting as intermediaries, unless they meet the information reporting requirements of FATCA. Although FATCA provides that these withholding provisions will apply to applicable payments made after December 31, 2012, final Treasury Regulations issued by the United States Treasury provide that the withholding provisions will apply only to payments of dividends made on or after July 1, 2014 and to gross proceeds from the sale or other disposition of Common Stock paid on or after January 1, 2017. Accordingly, under the final Treasury Regulations, although dividends will be subject to withholding under FATCA, gross proceeds from a sale or other disposition occurring prior to January 1, 2017 will not be.

To avoid withholding under FATCA, a foreign financial institution will need to enter into an agreement with the IRS that states that it will provide the IRS certain information, including the names, addresses and taxpayer identification numbers of direct and indirect U.S. account holders, comply with due diligence procedures with respect to the identification of U.S. accounts, report to the IRS certain information with respect to U.S. accounts maintained, agree to withhold tax on certain payments made to non-compliant foreign financial institutions or to account holders who fail to provide the required information and determine certain other information as to its account holders.  An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury Regulations, may modify these requirements for foreign financial institutions in the applicable foreign country. To avoid withholding, a non-financial foreign entity will need to provide either (i) the name, address, and taxpayer identification number of each substantial U.S. owner or (ii) certifications of no substantial U.S. ownership, unless certain other exceptions apply.

17

If an amount in respect of United States withholding tax is deducted or withheld from dividends or gross proceeds as a result of a holder’s failure to comply with these rules or the presence in the payment chain of an intermediary that does not comply with these rules, neither the Company nor any other person is required to pay any additional amount as a result of the deduction or withholding of such tax. As a result, investors may receive less dividends (and thus, only the net amount of the dividend will be applied to the purchase of additional shares of Common Stock) or gross proceeds from a sale or other disposition than expected. Certain countries have entered into, and the Company expects other countries to enter into, agreements with the United States to facilitate the type of information reporting required under FATCA. While the existence of such agreements will not eliminate the risk that the Common Stock will be subject to the withholding described above, these agreements are expected to reduce the risk of the withholding for investors in (or indirectly holding Common Stock through financial institutions in) those countries that have entered into agreements with the United States.

Prospective investors should consult their tax advisors regarding the FATCA withholding provisions as well as any changes to the final Treasury Regulations.

Legal Matters

The validity of the issuance by the Company of authorized but unissued or treasury shares of Common Stock offered hereby will be passed upon for the Company by Foley & Lardner LLP, Milwaukee, Wisconsin.

Experts

The financial statements incorporated in this Prospectus by reference from The Marcus Corporation’s Annual Report on Form 10-K for the year ended May 29, 2014, and the effectiveness of The Marcus Corporation’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

18

Contact Information

Internet

shareowneronline.com

Available 24 hours a day, 7 days a week for access to account information and answers to many common questions and general inquiries.

To enroll in the Plan:

If you are an existing registered shareowner:

1.	Go to shareowneronline.com
2.	Select Sign Up Now!
3.	Enter your Authentication ID* and Account Number

*If you do not have your Authentication ID, select I do not have my Authentication ID. For security, this number is required for first time sign on.

If you are an associate of The Marcus Corporation:

1.	Complete an Associate Authorization Form to elect payroll deductions
2.	Deliver the form to your Human Resource Department

Email

Go to shareowneronline.com and select Contact Us.

Telephone

1-800-123-4567 Toll-Free

651-450-4064 outside the United States

Shareowner Relations Specialists are available Monday through Friday, from 7:00 a.m. to 7:00 p.m. Central Time.

You may also access your account information 24 hours a day, 7 days a week using our automated voice response system.

Written correspondence and deposit of certificated shares:

Wells Fargo Shareowner Services

P.O. Box 64856

St. Paul, MN 55164-0856

Certified and overnight delivery

Wells Fargo Shareowner Services

1110 Centre Pointe Curve, Suite 101

Mendota Heights, MN 55120-4100

19